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                                                                    Exhibit 4(L)


                                                                  Execution Copy

                 FIRST AMENDMENT TO SECOND AMENDED AND RESTATED
                                CREDIT AGREEMENT

            FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT ("First Amendment") dated as of May 31, 1997 among UNITEL VIDEO, INC. (the "Borrower") and THE CHASE MANHATTAN BANK (successor by merger to The Chase Manhattan Bank, N.A., the "Bank").

            PRELIMINARY STATEMENT. Reference is made to the Second Amended and Restated Credit Agreement dated as of December 12, 1995, between the Borrower and the Bank, as waived by Letter Agreement dated as of April 12, 1996, as further waived by a Letter Agreement dated as of July 29, 1996, and as further waived by a Letter Agreement dated November 27, 1996 (as so waived, the "Credit Agreement"). Any term used herein and not otherwise defined herein shall have the meaning assigned to such term in the Credit Agreement.

            The parties hereto have agreed to amend certain terms and provisions of the Credit Agreement as hereinafter set forth.

            SECTION 1. Amendments to Credit Agreement. The Credit Agreement is, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 2 hereof, hereby amended as follows:

            (1) Section 1.01, Defined Terms, is amended by deleting the following definitions in their entirety: "Affiliate", "Capital Lease", "Cash Dividends", "Consolidated Capital Expenditures", "Consolidated Current Portion of Long Term Debt", "Consolidated Deferred Financing Costs", "Consolidated Defined Liabilities", "Consolidated Depreciation", "Consolidated Earnings Before Interest, Taxes and Depreciation", "Consolidated Earnings from Operations", "Consolidated Interest Expense", "Consolidated Subsidiaries", "Consolidated Tangible Net Worth", "Consolidated Taxes", "Consolidated Total Liabilities", "Fiscal Year", "GAAP", "Long Term Debt", "Person" and "Subsidiary".

            (2) Section 101, Defined Terms, is further amended by adding the following definitions in their proper alphabetical order:

            "Affiliate" means any Person (other than Bank): (a) directly or indirectly controlling, controlled by, or under common control with, the Borrower; (b) directly or indirectly owning or holding five percent (5%) or more of any equity interest in the Borrower; or (c) five percent (5%) or more of whose voting stock or other equity interest is directly or indirectly owned or held by the Borrower. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control
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      with") means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise.

            "Asset Disposition" means the disposition, whether by sale, lease, transfer, loss, damage, destruction, condemnation or otherwise, of any or all of the assets of the Borrower or any of its Subsidiaries.

            "Capital Expenditures" means all expenditures (including deposits) for, or contracts for expenditures (excluding contracts for expenditures under or with respect to Capital Leases, but including cash down payments for assets acquired under Capital Leases) with respect to any fixed assets or improvements, or for replacements, substitutions or additions thereto, which have a useful life of more than one year, including the direct or indirect acquisition of such assets by way of increased product or service charges, offset items or otherwise.

            "Capital Lease" means any lease of any property (whether real, personal or mixed) that, in conformity with GAAP, should be accounted for as a capital lease.

            "Chicago Lease" means the Indenture dated April 16, 1987 between La Salle National Trust, N.A. (as successor trustee to La Salle National
      Bank), as trustee under Trust No. 52082, as landlord and the Borrower (as assignee of Scanline Communications), as tenant, related to the premises located at 301 East Erie Street, Chicago, Illinois, as amended, modified, restated or supplemented from time to time.

            "Closing Date" means December 12, 1995.

            "EBITDA" means, for any period, without duplication, the total of the following for the Borrower and its Subsidiaries on a consolidated basis, each calculated for such period: (1) net income determined in accordance with GAAP; plus, to the extent included in the calculation of net income, (2) the sum of (a) income and franchise taxes paid or accrued;
      (b) Interest Expenses, net of interest income, paid or accrued; (c) interest paid in kind; (d) amortization (including, without limitation, amortization of fees and costs with respect to transactions contemplated under the Heller Loan Agreement on the Closing Date which have been capitalized as transaction costs) and depreciation and (e) other non-cash charges (excluding accruals for cash expenses made in the ordinary course of business); less, to the extent included in the calculation of net income, (3) the sum of (a) the income of any Person (other than wholly owned Subsidiaries of the Borrower) in which the Borrower or a wholly owned Subsidiary of the Borrower has an ownership interest unless such income is received by the Borrower or such wholly owned Subsidiary in a cash distribution; (b) gains or losses from sales or other dispositions of assets; and (c) extraordinary or non-recurring gains, but not net of extraordinary or non-recurring "cash" losses.


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            "Fiscal Year" means each twelve month period ending on the last day of August in each year.

            "Fixed Charge Coverage" means, for any period, Operating Cash Flow divided by Fixed Charges.

            "Fixed Charges" means, for any period, and each calculated for such period (without duplication), (a) Interest Expenses paid or accrued by the Borrower and its Subsidiaries; plus (b) scheduled payments of principal with respect to all Indebtedness of the Borrower and its Subsidiaries (other than scheduled principal payments under Term Loan B); plus (c) any provision for (to the extent it is greater than zero) income or franchise taxes included in the determination of net income, excluding any provision for deferred taxes; plus (d) Restricted Junior Payments made in cash to the extent permitted under Section 6.07 hereof; plus (e) payment of deferred taxes accrued in any prior period.

            "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

            "Impairment Add Back Amount" means an amount equal to the sum of (1) the lesser of (a) $1,000,000 and (b) the actual cost incurred by the Borrower in connection with its buy-out of the Chicago Lease, (2) the lesser of (a) $200,000 and (b) the actual employee severance pay costs incurred by the Borrower in connection with its permanent cessation of its Editel-Chicago division and (3) the lesser of (a) $500,000 and (b) the actual employee severance pay costs incurred by the Borrower in connection with its permanent cessation of its Editel New York division.

            "Indebtedness", as applied to any Person, means without duplication:
      (a) all indebtedness for borrowed money; (b) obligations under leases which in accordance with GAAP constitute Capital Leases; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than six months from the date the obligation is incurred or is evidenced by a note or similar written instrument; and (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

            "Intangible Assets" means all intangible assets (determined in conformity with GAAP) including, without limitation, goodwill, trademarks, tradenames, licenses, organizational costs, deferred amounts, covenants not to compete, unearned income and restricted funds.


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            "Interest Expenses" means, without duplication, for any period, the following, for the Borrower and its Subsidiaries each calculated for such period: interest expenses deducted in the determination of net income (excluding (i) the amortization of fees and costs with respect to the transactions contemplated under the Heller Loan Agreement on the Closing Date which have been capitalized as transaction costs; and (ii) interest paid in kind).

            "Lender" or "Lenders" means the lenders signatory to the Heller Loan Agreement.

            "Leverage Ratio" means for any period: the ratio of (a) Indebtedness for borrowed money for the Borrower and its Subsidiaries (exclusive of the then outstanding Revolving Loan amount) to (b) EBITDA.

            "Net Worth" means, as of any date, the sum of the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) less unearned employee benefit expense and common stock held in treasury calculated in conformity with GAAP.

            "Operating Cash Flow" means, for any period, (a) EDITDA; less (b) Capital Expenditures (exclusive of any portion of any Capital Expenditures
      (a) financed by a Person other than Lenders as permitted under the Heller Loan Agreement, (b) made from the cash proceeds of an Asset Disposition not required herein to pay down any Term Loan or (c) that consist of commitments or contracts to make Capital Expenditures which have not created a cash obligation so long as such amount does not exceed $500,000 in the aggregate at any time outstanding).

            "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

            "Restricted Junior Payment" means: (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Borrower or any of its Subsidiaries now or hereafter outstanding, except a stock dividend; (b) any payment or prepayment of principal of, premium, if any, or interest on, or any redemption, conversion, exchange, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Subordinated Debt or any shares of any class of stock of the Borrower or any of its Subsidiaries now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Borrower or any of its Subsidiaries now or hereafter outstanding; and (d) any payment by the Borrower or any of its Subsidiaries of any management fees or similar fees to any Affiliate, whether pursuant to a management agreement or otherwise.


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            "Revolving Loan" means all advances made by Lenders pursuant to subsection 2.1(B) of the Heller Loan Agreement and any amounts added to the principal balance of the Revolving Loan pursuant to such Agreement.

            "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof.

            "Tangible Net Worth" means an amount equal to: (a) Net Worth; less
      (b) Intangible Assets (excluding deferred tax assets); less (c) prepaid expenses; less (d) all obligations owed to such Person by any Affiliate of such Person or any of its Subsidiaries; and less (e) all loans by such Person to its officers, stockholders or employees.

            "Term Loans" means the advances made pursuant to subsections 2.1(A)(1), (A)(2), (A)(3) and (A)(4) of the Heller Loan Agreement.

            "Term Loan B" means the advance made pursuant to subsection 2.1(A)(2) of the Heller Loan Agreement.

            (3) Section 6.03, Investments, is amended by deleting "and" prior to clause "(8)" thereof and inserting after "Works" in the last line thereof the following:

            ", (9) the Borrower's ownership of Unitel Video Canada Inc., and
            (10) loans or advances made to Unitel Video Canada Inc. provided that the aggregate amount of all such loans or advances outstanding at any time does not exceed One Hundred Thousand Dollars ($100,000)."

            (4) Article VII, Financial Covenants, is amended in full to read as follows:

            "So long as any portion of the Amended and Restated Term Loan remains outstanding or any obligation under any Loan Document remains outstanding:

                     Section 7.01. Tangible Net Worth. The Borrower shall at all times during the fiscal quarters set forth below maintain Tangible Net Worth plus Subordinated Debt of not less than the amounts set forth opposite such fiscal quarters:

      Fiscal Quarter End                      Amount
      ------------------                      ------
      May 31, 1997                            $18,000,000
      August 31, 1997                         $17,000,000


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      November 30, 1997                       $17,500,000
      February 28, 1998                       $18,000,000
      May 31, 1998                            $18,500,000
      August 31, 1998                         $19,500,000
      November 30, 1998 and
         each fiscal quarter
         and thereafter                       $20,000,000

                     Section 7.02. Capital Expenditure Limits. The aggregate amount of all Capital Expenditures of the Borrower and its Subsidiaries (excluding trade-ins, excluding Capital Expenditures in respect of replacement assets to the extent funded with casualty insurance proceeds and excluding Capital Expenditures that consist of commitments or contracts to make Capital Expenditures which have not created a cash obligation so long as such amount does not exceed $500,000 in the aggregate at any time outstanding) will not exceed an amount equal to $10,000,000 in any Fiscal Year of the Borrower (the "Annual Amount"); provided, fifty percent (50%) of the unused portion of any Annual Amount (the "Carryover Amount") may be used by the Borrower (in addition to the Annual Amount) in the calculation hereof in the next succeeding Fiscal Year of the Borrower and no subsequent Fiscal Years provided no Default or Event of Default shall have occurred; and provided, further, any Capital Expenditures in such succeeding Fiscal Year shall be allocated first to the Annual Amount for such Fiscal Year and second, to the Carryover Amount from such preceding Fiscal Year. In the event that the Borrower or any of its Subsidiaries enters into a Capital Lease or other contract with respect to fixed assets, for purposes of calculating Capital Expenditures under this subsection only, the amount of the Capital Lease or contract initially capitalized on the Borrower's or any Subsidiary's balance sheet prepared in accordance with GAAP shall be considered expended in full on the date that the Borrower or any of its Subsidiaries enters into such Capital Lease or contract. Notwithstanding anything contained in this
      Section 7.02 of the Loan Agreement to the contrary, the Annual Amount applicable to the Borrower's 1997 Fiscal Year shall be $15,000,000.

                     Section 7.03. Fixed Charge Coverage. The Borrower shall not permit its Fixed Charge Coverage to be less than (a) .80 to 1.00 at all times during the three fiscal quarters ending May 31, 1997, (b) .50 to
      1.00 at all times during the four fiscal quarters ending August 31, 1997,
      (c) .50 to 1.00 at all times during the fiscal quarter ending November 30, 1997, calculated on a rolling four quarter basis, (d) .50 to 1.00 at all times during the fiscal quarter ending February 28, 1998, calculated on a rolling four quarter basis, (a) .75 to 1.00 at all times during the fiscal quarter ending May 31, 1998, calculated on a rolling four quarter basis,
      (f) 1.00 to 1.00 at all times during the fiscal quarter ending August 31, 1998, calculated on a rolling four quarter basis and (g) 1.00 to 1.00 at all times during each fiscal quarter ending thereafter, calculated on a rolling four


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quarter basis.

                     For purposes of the covenant calculations under this
      Section 7.03, Operating Cash Flow shall exclude financed Capital Expenditures utilized by the Borrower to finance its construction of mobile teleproduction units with the proceeds of industrial revenue bonds to be issued by the Allegheny County Industrial Development Authority.

                     Section 7.04. Leverage Ratio. The Borrower shall not permit its Leverage Ratio at the end of each fiscal quarter set forth below (calculated on a rolling four quarter basis) to be greater than the amount set forth below for such fiscal quarter end:

      Fiscal Quarter End                      Ratio
      ------------------                      -----
      May 31, 1997                            3.75 to 1.00
      August 31, 1997                         3.75 to 1.00
      November 30, 1997                       3.25 to 1.00
      February 28, 1998                       3.00 to 1.00
      May 31, 1998                            2.75 to 1.00
      August 31, 1998 and
         each fiscal quarter end
         thereafter                           2.75 to 1.00

                     Section 7.05. Interest Coverage. During each fiscal period when the Borrower's Fixed Charge Coverage is less than 1.00 to 1.00, the Borrower shall not permit the ratio of (a) Operating Cash Flow to (b) Interest Expense to be less than 1.30 to 1.00. For purposes of the covenant calculations under this Section 7.05, Operating Cash Flow shall exclude financed Capital Expenditures utilized by the Borrower to finance its construction of mobile teleproduction units with the proceeds of industrial revenue bonds to be issued by the Allegheny County Industrial Development Authority."

            SECTION 2. Conditions of Effectiveness. This First Amendment shall become effective as of the date on which each of the following conditions has been fulfilled:

            (1) This First Amendment. The Borrower and the Bank shall each have executed and delivered this First Amendment;

            (2) Officer's Certificate. The following statements shall be true and the Bank shall have received a certificate signed by a duly authorized officer of the Borrower dated the date hereof stating that, after giving effect to this First Amendment and the transactions contemplated hereby:

            (a) The representations and warranties contained in each of the Loan Documents are correct in all material respects on and as of the date hereof as though made on and as of such date; and


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            (b)   After giving effect to this First Amendment, no Default or
                  Event of Default has occurred and is continuing; and

            (3) Legal Bills. Dewey Ballantine has been paid in full for all past due legal fees, costs and expenses and for all fees, costs and expenses in connection with this First Amendment.

            (4) Other Documents. The Bank shall have received such other approvals, opinions or documents as the Bank may reasonably request.

            SECTION 3. Reference to and Effect on the Loan Documents. (a) Upon the effectiveness of Section 1 hereof, on and after the date hereof each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import, and each reference in the other Loan Documents to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby.

            (b) Except as specifically amended above, the Credit Agreement and all other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

            (c) The execution, delivery and effectiveness of this First Amendment shall not operate as a waiver of any right, power or remedy of the Bank under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents, and, except as specifically provided herein, the Credit Agreement and each other Loan Document shall remain in full force and effect and are hereby ratified and confirmed.

            SECTION 4. Costs, Expenses and Taxes. The Borrower agrees to reimburse the Bank on demand for all costs, expenses and charges (including, without limitation, all reasonable fees and expenses of external legal counsel for the Bank) incurred by the Bank in connection with the preparation, reproduction, execution and delivery of this First Amendment and any other instruments and documents to be delivered hereunder. All such costs, expenses, fees and charges paid by the Borrower shall be non-refundable.

            SECTION 5. Governing Law. This First Amendment shall be governed by and construed in accordance with the laws of the State of New York.

            SECTION 6. Headings. Section headings in this First Amendment are included herein for convenience of reference only and shall not constitute a part of this First Amendment for any other purpose.

            SECTION 7. Counterparts. This First Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this First Amendment by signing any such counterpart.


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            IN WITNESS WHEREOF, the parties hereto have caused this First
Amendment to be duly executed as of the day and year first above written.


                                UNITEL VIDEO, INC.


                                By: /s/ Barry Knepper
                                    ---------------------------------
                                       Name:  Barry Knepper
                                       Title: CEO


                                THE CHASE MANHATTAN BANK



                                By:
                                    ---------------------------------
                                       Name:
                                       Title:

            IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the day and year first above written.


                                UNITEL VIDEO, INC.


                                By:
                                    ---------------------------------
                                       Name:
                                       Title:


                                THE CHASE MANHATTAN BANK


                                By: /s/ George Catallo
                                    ---------------------------------
                                       Name:  George Catallo
                                       Title: Second Vice President